Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Chuy’s Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	500,000	$41.745	$20,872,500	.00011020	$2,300.15
(1) Fee calculated in accordance with Rules 457(c) and (h) of the Securities Act of 1933 (the “Securities Act”).
(2) This Registration Statement on Form S-8 (this “Registration Statement”) covers 500,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Chuy’s Holdings, Inc. (the “Company”) that are reserved for issuance pursuant to the Company’s 2023 Employee Stock Purchase Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Company’s Common Stock as reported on the Nasdaq Stock Market on July 31, 2023.